October 14, 2015

Via Edgar Transmission

Securities and Exchange Commission

Attn: Jennifer Thompson

100 F Street, N.E.

Washington, DC 20549

Re:                             Form 10-K for Fiscal Year Ended January 3, 2015

Filed February 20, 2015

Form 10-Q for the Quarterly Period Ended July 4, 2015

Filed August 13, 2015

File No. 000-19848

Dear Ms. Thompson:

Pursuant to a telephone call today with Mr. Robert Babula of the staff of the Securities and Exchange Commission, we understand that the staff has agreed to grant our client, Fossil Group, Inc., an extension until Wednesday, October 28, 2015 to respond to the staff’s comments set forth in its letter dated September 30, 2015.

Should any members of the staff have any questions, please contact me at the number below.

Very truly yours,

/s/ Garrett A. DeVries
Garrett A. DeVries
Direct Phone Number: (214) 969-2891
Direct Fax Number: (214) 969-4343
gdevries@akingump.com

cc:                                Dennis R. Secor, Fossil Group, Inc.

Randy Hyne, Fossil Group, Inc.